EXHIBIT 21.1

SUBSIDIARIES OF INNOPHOS HOLDINGS, INC.

Jurisdiction of Formation/Organization

SUBSIDIARY OF INNOPHOS HOLDINGS, INC.

• INNOPHOS INVESTMENTS HOLDINGS, INC.	Delaware

SUBSIDIARY OF INNOPHOS INVESTMENTS HOLDINGS, INC.

• INNOPHOS, INC.	Delaware

SUBSIDIARIES OF INNOPHOS, INC.

• INNOPHOS CANADA, INC.	Ontario, Canada

• INNOPHOS MEXICO HOLDINGS, LLC	Mexico

SUBSIDIARY OF INNOPHOS MEXICO HOLDINGS, LLC

• INNOPHOS MEXICANA S.A. DE C.V	Mexico

SUBSIDIARIES OF INNOPHOS MEXICANA S.A. DE C.V.

• INNOPHOS TGI, S. R.L. DE C.V.	Mexico

• INNOPHOS SERVICIOS DE MEXICO, S. DE. R.L. DE C.V.	Mexico

SUBSIDIARIES OF INNOPHOS TGI, S. R.L. DE C.V.

• INNOPHOS DICAL, S. DE R.L. DE C.V.	Mexico

• INNOPHOS FOSFATADOS DE MEXICO, S. DE R.L. DE C.V.	Mexico